Exhibit 10.4
STAY BONUS AGREEMENT
     This Stay Bonus Agreement (this “Agreement”) is made as of February 6, 2007 by and between Wellco Enterprises, Inc., a North Carolina corporation (the “Company”), and Fred Webb (“Executive”).
     WHEREAS, Executive currently serves as an officer of the Company;
     WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger with Wasatch Merger Sub, Inc. and Wasatch Boot Holdings, Inc. pursuant to which the Company is to be merged with Wasatch Merger Sub, Inc. and as a result of such merger shares of the Company’s common stock are to be converted into the right to receive an amount of cash set forth in such Agreement and Plan of Merger, as it may be amended from time to time (such merger transaction and any other merger transaction to which the Company is a constituent party and pursuant to which the shares of common stock of the Company are to be converted into the right to receive cash, other property or the securities of another entity, or any sale of all or substantially all of the Company’s assets are referred herein as a “Company Sale Event”); and
     WHEREAS, the Company wishes to provide an incentive to Executive to remain an employee of the Company through the effective date of the consummation of a Company Sale Event (the “Effective Date”);
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:
     1. Stay Bonus. The Company shall pay and Executive shall receive a stay bonus of $75,000, less applicable withholding (the “Stay Bonus”), payable on the business day next succeeding the Effective Date. Notwithstanding the foregoing, the Stay Bonus will be reduced to the extent that it would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder. If an amount in excess of the limit set forth in this Section 1 is paid to Executive, Executive must repay the excess amount to the Company upon demand, with interest at the rate provided in Code Section 1274(b)(2)(B). Executive and the Company agree to cooperate with each other reasonably in connection with any administrative or judicial proceedings concerning the existence or amount of any “excess parachute payment” that may be payable hereunder. The determination of whether any payment hereunder would constitute an “excess parachute payment” under Code Section 280G and the regulations thereunder shall be made by the firm of independent certified public accountants regularly retained by the Company to assist the Company on income tax matters, and if such firm is unable or unwilling to assist the Company in such matter, then by any other firm of independent certified public accountants selected by the Company.
     2. Exclusive Bonus. Other than with respect to payment of merger consideration for shares of Common Stock, if any, held by Executive and payment for options, if any, held by

Executive and cancelled in connection with the Company Sale Event, payment of the Stay Bonus shall be in lieu of any other bonus or other consideration payable by the Company to Executive arising from the Company Sale Event, including any change-in-control payment whether payable solely as a result of a Company Sale Event or similar transaction or termination of Executive’s employment or diminution of Executive’s responsibilities in connection with or within a specified period following consummation of a Company Sale Event or similar transaction.
     3. Expiration. This Agreement shall terminate if a Company Sale Event is not consummated on or prior to September 30, 2007; provided, however, that if on September 30, 2007, the Company is a party to an agreement providing for a Company Sale Event, this Agreement shall terminate if a Company Sale Event is not consummated on or prior to December 31, 2007. Notwithstanding the foregoing, this Agreement shall terminate, and Executive shall cease to be entitled to receive the Stay Bonus, immediately upon Executive’s voluntary separation from employment with the Company, or upon the Company’s termination of Executive’s employment for cause, at any time prior to the Effective Date. As used herein, termination of employment “for cause” shall mean termination because of any act involving Executive’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, failure to carry out ordinary employee duties or lawful directives and policies of the Company’s Board of Directors or any committee thereof, willful violation of any law, rule, regulation or court order (other than minor traffic violations or similar offenses punishable by less than six months imprisonment), commission of an act involving moral turpitude that brings the Company into public disrepute or disgrace or causes material harm to the customer relations, operations or business prospects of the Company or the entry of an order of debarment against Executive from participation in programs funded by any governmental entity or in the award of any government contract..
     4. Continued Employment. Nothing in this Agreement shall confer upon Executive the right to continue employment with the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of Executive, which rights are hereby expressly reserved by each, to terminate Executive’s employment at any time for any reason, with or without cause.
     5. Counterparts. This Agreement may be executed counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.
     6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to any choice or conflict of laws provisions.

     IN WITNESS HEREOF, each the parties, with the undersigned Chairman of the Compensation Committee of the Company’s Board of Directors doing so by authority duly given, have executed this Agreement effective as of the date first set forth above.

/s/ Fred Webb
Fred Webb

WELLCO ENTERPRISES, INC.
By:	/s/ John D. Lovelace
John D. Lovelace
Chairman, Compensation Committee of the Board of Directors

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